Exhibit 5.1

Michael Best & Friedrich LLP Attorneys at Law

October 12, 2017

Cellectar Biosciences, Inc.
3301 Agriculture Drive
Madison, Wisconsin 53716

Ladies and Gentlemen:

We have acted as counsel to Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, File No. 333-218514 (as amended or supplemented to date, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated September 20, 2017 (the “Prospectus”), and the related prospectus supplement dated October 11, 2017 (the “Prospectus Supplement”), as to the offering by the Company of 1,954,388 shares (the “Common Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), 41.0412949 shares (the “Preferred Shares,” together with the Common Shares, the “Shares”) of the Company’s series B convertible stock, $0.00001 par value per share (“Series B Convertible Preferred Stock”) and 2,190,330 shares of Common Stock to be issued upon the conversion of the Preferred Shares (the “Conversion Shares”).

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Second Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended and restated and in the form appearing in the Company’s minute books, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that:

1.       The issuance, offer and sale of the Shares as described in the Registration Statement, the Prospectus and the Prospectus Supplement, have been duly authorized by all necessary corporate action on the part of the Company.

One South Pinckney Street, Suite 700 | Madison, WI 53703 | T 608.257.3501 | F 608.283.2275

michaelbest.com

October 12, 2017

Cellectar Biosciences, Inc.

2.       The Shares, when issued, sold and delivered in the manner and for the consideration set forth in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

3.       The Conversion Shares, if and when issued and delivered in compliance with the terms of the applicable Preferred Shares and in compliance with the terms of the Company’s certificate of incorporation, as in effect from time to time, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to a current report on Form 8-K, to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Michael Best & Friedrich LLP

/s/ Michael Best & Friedrich LLP